Exhibit 10.21

March 25, 2002

Brett Allen Trauthen

Dear Brett:

Conor Medsystems, Inc. (the “Company” or “Conor”) is pleased to offer you a position as Vice President Clinical Research & Product Development, reporting to the President. You will assume and discharge such responsibilities as are commensurate with this position.

You will be paid an annual salary of $150,000 if the Company’s headquarters is in Southern California or $190,000 if it is located in the Bay Area, payable twice monthly in accordance with Conor’s standard payroll practices. Until the Company decides on a permanent location you will be expected to be at the Bay Area office Monday through Friday unless you are traveling on company business. Until the location issue is resolved your pay will be based on the Southern California location. During the period you are commuting to Conor Medsystems we will cover the cost of your airfare and care rental expenses. Your start date will be April 1, 2002. You will be entitled to the benefits that Conor customarily makes available to employees in positions comparable to yours, including inclusion in the Conor group health insurance program. You will also be entitled to 15 days of Paid Time Off per year, consistent with Conor’s leave policy. In the event the new company location in Southern California is more than 40 miles from your current place of residence, Conor will also provide you with a $350.000 per month auto allowance to offset your additional commuting expenses. Conor will also pay for the cost to have a moving company move your household goods to the Bay area if required.

Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 145,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value per share on the date the option is granted. The option will be subject to the usual terms and conditions applicable to options granted under the Company’s 1999 Stock Option Plan. The shares subject to the option shall vest one forty-eighth (1/48) each month thereafter, subject to your continued status as an employee on these vesting dates.

The Company asks that you complete the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to commencing employment. In part, this Confidentiality Agreement requests that a departing employee refrain from using or disclosing Conor’s Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Conor or its employees, assigns to Conor any rights an employee has in any inventions developed during the course of employment and refrains for one year from soliciting Conor employees. This Agreement does not prevent a former employee from using his or her general knowledge and experience (no matter when or how gained) in any new field or position and does not require an employee to assign inventions made prior to employment with Conor.

This offer is contingent upon completion of our hiring process including the successful completion of all reference checks, a financial and criminal background investigation and verification of all academic degrees. Additionally, we will require information satisfactory to the Company regarding your recent position.

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Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements, this offer of employment is conditioned on submission of satisfactory documentation.

We hope that you and Conor will find mutual satisfaction with your employment. All of us at Conor are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Employment at Connor is on an at-will basis: employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

This letter and the Confidentiality Agreement contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

Brett, it is a pleasure to extend this offer to you and we look forward to having you join the Conor team. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and the Confidentiality Agreement in the enclosed envelope and retain the second copy for your records. Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior agreements and communications by you and Conor as to specific subjects of this letter.

/s/ Frank Litvack
Frank Litvack
Chairman

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Attachment to Employment Agreement

The following terms will apply to the Employment Agreement between Conor Medsystems (Conor) and Brett Trauthen (Trauthen), as described in the offer letter dated March 25, 2002:

1.	Trauthen’s first day of employment will be April 16, 2002.

2.	Option shares will vest at 1/48th of total grant per month, starting from the date of grant.

3.	At six (6) months from first day of employment, 10% of option grant shares shall vest.

4.	In the event Conor chooses to remain in Palo Alto permanently, and Conor requires Trauthen’s permanent relocation to Northern California, Conor will reimburse Trauthen for reasonable relocation and moving expenses such as transportation of household possessions, closing costs associated with sale of home, etc.

5.	In the event Conor terminates Trauthen for any reason within 2 years of relocation as described in paragraph 3, Conor will pay reasonable moving expenses and costs etc. for Trauthen’s return to Southern California.

6.	In the event there is a change in the management of Conor and Trauthen is terminated or required to accept a reduction in responsibilities or salary as a condition for continued employment, Trauthen may terminate employment with Conor at Trauthen’s discretion and be entitled to severance equal to one year’s salary plus one year’s accelerated vesting of outstanding stock options.

7.	In lieu of the additional Northern California salary rate, quarterly bonus payments of $10,000 may be paid to Trauthen by Conor, starting on the first day of employment and repeating every three (3) months thereafter.

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